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                               UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              Form 10-QSB

X  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   SECURITIES EXCHNAGE ACT OF 1934.

            For the Quarterly Period Ended June 30, 2000

                               OR

__  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
    SECURITIES EXCHANGE ACT OF 1934.

             For the transaction period from _________ to _________

                    Commission file number 000-23051

                       WIRELESS DATA SOLUTIONS, INC.
       (Name of small business issuer as specified in its charter)

         Utah                                93-0734888
(State of Incorporation)        (I.R.S. Employer Identification No.)

                         2233 Roosevelt Road
                       					Suite #5
				                   St. Cloud, MN 56301
               (Address of principal executive offices)

                           (320)203-7477
                     (Issuer's telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months(or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements
for the past 90 days.  Yes  X    No ___

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
DURING THE PRECEDING FIVE YEARS

                           Not Applicable

               APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the practicable date:

There were 10,917,124 shares of the Issuer's common stock outstanding as of June 30, 2000.

                          James J. Harned
                     Certified Public Accountant
                       1316 Christopher Court
                       Bel Air, Maryland 21014
                           410-838-5948

Board of Directors and Shareholders
Wireless Data Solutions, Inc.

I have reviewed the balance sheet of Wireless Data Solutions, Inc. as of June 30, 2000 and the related statement of income for the three months ended.

A review consists principally of inquiries of company personnel and management, and analytical tests of the financial statements. In addition, some inquiries were made of corporate officers.

A review is not an audit of the financial statements of Wireless Data Solutions, Inc. An audit is an examination of the books and records of the financial statements in order to express an opinion on them. No such opinion is rendered on the statements contained herein.

Although in my review I was not required to test the financial statements for conformity to generally accepted accounting principles, nothing came to my attention that would require the statements to be changed as a result of non-conformity to them.

James J. Harned
Certified Public Accountant
Bel Air, Maryland
July 31, 2000


                              PART I

             Wireless Data Solutions, Inc. And Subsidiaries
                       Consolidated Balance Sheet
			                       June 30, 2000, and 1999

ASSETS
			                                       June 30, 2000	 June 30, 1999
			                                       	(Unaudited) 		(Unaudited)

Current Assets:
  Cash and cash equivalents                 		$389,131      $62,491
  Trade accounts receivable, net of
    $6,000 estimated allowance for
    doubtful accounts		                       	339,049      328,807
  Inventory			                                	134,942    		159,729
  Prepaid expenses                           			     0 		    32,765
        Total Current Assets	                  863,122      583,792
Fixed Assets
  Office fixtures and equipment	               	17,983 		    15,033
  Leasehold Improvements	                      	12,894 		    12,894
  Sub-Total			                                 	30,877 		    27,927

  Less:  Accumulated Depreciation
     and Amortization                        			27,927 		    27,927
	Net Fixed Assets                              		2,950 		    0

Other Assets:
  Prepaid service contract                     111,275       146,704
  Due from RD220                                     0       28,649
  Allowance for loan losses                          0       63,649
  Due from Angellcom		                              	0 		    35,000
  Due from related parties	                      2,942       290,413
  Security deposits		                           	3,113 		    3,113
       	Total Other Assets                     117,341       440,230
TOTAL ASSETS			                               $983,413 		    $1,024,022


LIABILITIES
                                         June 30, 2000       June 30, 1999
		                                       	 (Unaudited)	 	    (Unaudited)

Current Liabilities:
  Trade accounts payable		                    	$134,166       $143,752
  Service contract payable in stock           	  20,800       70,800
  Current portion of other liabilities	        	 55,457       58,091
  Advance from Customers                         17,285       52,620
  Other accrued liabilities		                   	 2,393       1,713
     	Total Current Liabilities	              	 230,101       326,976

Other Liabilities:

  Accrued salaries, related payroll
     taxes, reimbursable expenses
     payable to officers                     			285,241    		568,417
  Less:  Current portion		                           	0 		   0
	Total Other Liabilities	                      	285,241    		568,417

TOTAL LIABILITIES                            			515,342 		   895,393

 Minority interests in consolidated
 subsidiaries                                   	20,000 		   20,000

STOCKHOLDERS' DEFICIENCY:
  Preferred Stock, $.002 par value;
     3,000,000 shares authorized;
     no shares issued or outstanding		                 0 		  0
  Common Stock, $.001 par value;
     25,000,000 shares authorized;
     10,182,310 shares issued and
     outstanding at 06/30/1999
      & 10,917,124 at 06/30/2000.                10,917 	 	  10,182
  Common Stock options outstanding                  		0 		   11,250
  Additional paid-in-capital	                	2,007,834 		   1,927,969
  Deficit			                               	(1,570,680) 		   (1,792,000)
     Sub-Total		                               	448,071      157,401
  Receivable from related entity for
     sale of common stock		                   	       0    		(48,773)

     	Total Stockholders' Equity               	448,071      108,628

TOTAL LIAB. & STOCKHOLDERS' EQUITY          	  $983,413     	$1,024,022


	             Wireless Data Solutions, Inc. And Subsidiaries
                  		Consolidated Statement of Earnings
	        For the Three Month Periods Ended, June 30, 2000, and 1999


			                                        June 30, 2000     June 30, 1999
		                                        		(Unaudited)	    	(Unaudited)
REVENUES

  Net product sales                         	$1,525,391 		   $1,145,667
  Other Income		                                200,403    		11,317

	Total Revenues	                              1,725,793  				1,156,984
COST OF SALES

  Products	                                  			657,527      538,372

 Total Cost of Sales                         			657,527      538,372

  Gross Profit	                               	1,068,266    	618,612

  Operating Expenses                         			854,615      883,078

Income before Interest	                        	213,651 	   (264,466)
  Interest expense, net of interest income           	0 		   16,713
  Income before taxes		                         213,651 		  (281,179)
Provision for income taxes                          		0 		   0

             NET EARNINGS                    		$213,651     ($281,180)

                Wireless Data Solutions, Inc. And Subsidiaries
              				  Consolidated Statement of Cash Flows
           For The Three Month Periods Ended June 30, 2000, and 1999

				                                       June 30, 2000      June 30, 1999
Operating Activities:
Net Income				                                 	$213,651 		   ($281,180)


Changes in Operating Assets and Liabilities:
Decrease (Increase) in accounts receivable	    	(70,203) 		   136,583
Decrease (Increase) in inventory 	             	  96,568      108,529
Decrease (Increase) in other assets		             17,058      (32,765)
(Decrease) Increase in accounts payable	      	 (28,039) 		   (163,023)
Increase in advances from customers             (90,503) 	    43,870
(Decrease) Increase in other payables		         (54,048) 	    56,053
Decrease in deferred service contract          		 35,429      35,429

Net cash provided by operating activities	       119,913  	   (96,504)

Investing Activities:
Proceeds of miscellaneous assets			             (2,950) 		    0

Financing Activities:
(Decrease) in due from related parties          287,057      	(5,406)
Increase in loan allowance                          		0 		    63,649
(Decrease) Increase in due to related parties
and related expenses		                        (283,176)       (1,000)
(Decrease) Increase in common stock
 options outstanding		                         (11,250) 		    0
Increase in related entity for
Sale of Common Stock                             48,773
Proceeds of issuance of common stock             80,600 		    1,000

Net cash provided by financing activities	      122,004    	  58,243

Net increase in cash		                          238,967  		   (38,261)

Cash at beginning of period                    	150,165     		100,752

Cash at end of period			                       $389,131       $62,491

               Wireless Data Solutions, Inc. And Subsidiaries
	              Consolidated Statement of Stockholders' Equity
	       For The Three Month Periods Ended June 30, 2000, and 1999
				                                        	    		Common 		      Additional
	                                      				Common		Stock Options		Paid-In
				                                       	Stock		Outstanding	  	Capital

Balance at September 30, 1999		          	$10,182 		$11,250    		$1,927,969

Net Earnings for the period
ended June 30, 2000
Issuance of common stock				                   10  	(11,250)        8,090
Stock issued to cancel debt to officer	     		725 			             	71,775

Sub-Total				                             	10,917 		0 	           	2,007,834

Receivable from related entity
for sale of common stock

Balance at June  30, 2000            	    $10,917 		$0           		$2,007,834


						                                               Common     		  Additional
	                                         			Common 	Stock Options	 Paid-In
				                                         	Stock		Outstanding	  	Capital
Balance at September 30, 1998		            	$10,162 		$11,250  		$1,926,989

Net Earnings for the period
ended June 30, 1999
Stock issued to cancel debt to officer		        	20 		             		980

Sub-Total			                               		10,182 		11,250 	 	1,927,969

Receivable from related entity
for sale of common stock

Balance at March 31, 1999    	             	$10,182 		$11,250 		$1,927,969



                                     						 Deficit			Total of  Rows
								                                              continued From above

Balance at September 30,1999			  	      ($1,784,331) 		$165,070

Net Earnings for the period
ended June 30, 2000     		                 213,651     213,651
Issuance of common stock					                        		(3,150)

Stock issued to cancel debt to officer			           			72,500


Subtotal					                            (1,570,680) 			448,071
Receivable from related entity
for sale of common stock

Balance at March 31, 2000                ($1,570,680)   $448,071




		                                       				Deficit		 	Total of  Rows
								                                                continued From above

Balance at September 30, 1998			          ($1,510,720)	 	$437,681

Net Earnings for the period
ended June 30, 1999                        (281,180)     (281,180)

Stock issued to cancel debt to officer                    1,000


Sub-Total					                             (1,791,900)	   157,401

Receivable from related entity
for sale of common stock		              	                	(48,773)

Balance at June  30, 1999	                 ($1,791,900)  		$108,628

Part 1
Notes to Financial Statements

Summary of Accounting Policies

The summary of Wireless Data Solution's, Inc.(the "Company") significant accounting policies is incorporated by reference from the Company's Registration Statement filed on Form 10-SB, as amended, dated February 12, 1998.

The accompanying unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations, financial position and cash flows. The results of the interim period are not necessarily indicative of the results for the full year.

Company Background Information

The following background information is deemed important in conjunction with the data provided in the financial statements for the period ending June 30, 2000.

Revenues for the nine month period ended June 30, 2000 were up approximately $369,000 compared to the same period ended June 30, 1999. Management believes that focusing on the company's core business has been the key factor driving the sales increase. The company will continue to emphasize quality and service in their core business area; however, management also realizes that attainment of the company's growth objectives will require that it find new market applications for its core technology.


Management's Discussion and Analysis or Plan of Operation

Liquidity and Capital Resources

The Company's current assets totaled approximately $863,000 at June
30, 2000, an increase of approximately $280,000 compared to the third quarter of 1999.

Accounts Receivable for the nine months ended June 30, 2000 did not change significantly compared to the prior year's period. While the accounts receivable balance for the quarter ended June 30, 2000 is up compared to the preceding quarter (March 31, 2000), 30 days subsequent to the close of the June 30 quarter they were down to approximately $190,000, a quite reasonable level. Cash and cash equivalents were up substantially, approximately $327,000, due to a solid first three quarters of fiscal 2000.

Management believes the current trend of increased sales and revenue along with current cash balances will be sufficient to fund operations and expenses for the near term.

Management continues the search for opportunities which can provide a synergetic effect. Efforts in this area will be intensified in the upcoming quarters. Wireless Data Solutions subsidiary, Dinet has hired a new President, Robert Chase, to allow Brian Blankenburg more time in this endeavor. Mr. Blankenburg will continue to serve as President and CEO of Wireless Data Solutions.


Results of Operations

Revenues for the first three quarters of the year totaled in excess of 1,725,000, an increase of approximately $569,000 compared to the same period one year ago. Profits were approximately $214,000 compared to a loss of $281,000 for the same time period in fiscal 1999. Other income was up substantially because of the $200,000 which was realized from the cancellation of a licensing agreement with Varitek. Under the agreement Varitek was licensed to use our technology, on a royalty basis, in certain consumer markets. In May of 2000 the company elected to cancel the agreement.

Operating expenses in total compared to the corresponding period one year ago did not change appreciably. However, there has been a substantial redirection in spending. R & D expenditures for the first three quarters of the year have exceeded $100,000. The company expects to make a substantial commitment to R & D in the upcoming quarters. Since research is an ongoing endeavor in a technology company, Wireless Data Solutions has elected not to capitalize its R & D costs. However, should those costs become disportionate to the company's structure as a whole, the company may elect to capitalize R & D costs in keeping with generally accepted accounting principals.


As previously addressed under Liquidity & Capital Resources and analysis, cash holdings increased by approximately $327,000 compared to the same period one year ago.

Prepaid expenses were fully amortized at June 30, 2000. They related to legal services performed by John Doubek and salary incentives paid to Brian Blankenburg.

Inventory was down somewhat due to normal fluctions in shipment and the receipts of materials. The company tries to maintain just-in-time inventory control.

The prepaid service contract has been reduced by approximately $35,000 compared to June 30, 1999. Mr. Brian Blankenburg, President of Wireless
Data Solutions, had performed certain marketing services prior to his becoming an employee. The value of those services are being amortized over three years. A contract with Mr. David Wood for public relations services is being amortized over five years. In both cases the expense is being amortized over the anticipated useful life of the services provided.

Accrued Salaries and related payroll taxes are down by approximately $283,000. Due from related parties is down approximately $287,000. This relates to a settlement that was reached between Michael McLaughlin (former President and CEO of WDS), Heartland Industries and Carl Hatch (a shareholder) in a derivative action by Carl Hatch undertaken for the benefit of Wireless Data Solutions and its shareholders. As a result WDS was relieved of any obligations to Mr. McLaughlin and agreed to forego any action against Heartland and cancel any obligations owed to it by Heartland. In addition to the forgiveness of all obligations between all parties Heartland also contributed 145,000 shares of WDS common stock. Those shares of stock are to be included as part of a compensation package to Mr. Blankenburg, President and CEO of WDS and Dinet. Mr. Blankenburg has been working for a modest salary far below what the market commands. It is important for the company to have Mr. Blankenburg maintain a substantial equity interest in WDS.

The loans to Angelcom and Radio Digital 220 were written off as uncollectable. The background of these loans is as follows. In early 1998 Wireless Data Solutions formed an informal alliance with Angellcom Communications, Inc., with the intent of working with Angellcom and Radio Digital 220 to obtain
220 MHz licenses in Mexico. Angellcom, a Santa Monica based company owned 49 percent of Radio Digital 220, a Mexican Company. Radio Digital was to be the operating company in Mexico. As the relationship progressed Wireless Data Solutions advanced money for working capital and made a deposit, which was needed to bid on the licenses. A dispute arose between the parties, which was settled by the exchange of mutual releases from further obligations and liabilities. The write off of the loans to Angellcom Communications and Radio Digital 220 in connection with this settlement was $63,649.


The payable in stock is owed to Brian Blankenburg. Mr. Blankenburg earned approximately 191,000 shares under an arrangement in connection with his employment as president of Dinet. During the period in September 14, 1998 to February 26, 1999, Mr. Blankenburg earned $1500 per week, $500 was paid in cash and $1000 was paid in stock, based on the average stock price during that week. The common stock will bear a restrictive legend when issued. After February 26 Mr. Blankenburg became a salaried employee.

The reduction in the payable in stock account was due to a distribution of common stock which was made to John Doubek and Brian Blankenburg.

The accrued salaries and related payroll taxes were down substantially as a part of the settlement on the derivative on behalf of the shareholders of WDS by Carl Hatch. The settlement has been previously discussed above under results of Operations.

Financial Condition

Cash holdings for the period increased approximately $327,000. Increased revenues and lower expenses were the major factors.

Subsequent Events

On August 2, 2000 Robert Chase was hired as President of Dinet. Mr. Chase brings 25 years of industry specific knowledge to the company. He has held management positions with General Electric and Motorola and other notable companies. In addition he has consulted to Fortune 1000 ranked companies for the last seven years. Mr. Chase succeeds Brian Blankenburg, who will continue to serve as President and CEO of Wireless Data Solutions. The change will afford Mr. Blankenburg to vigorously pursue new areas of opportunity for the company. Under the terms his employment agreement, Mr. Chase receives certain stock incentives and a severance package, in addition to the normal salary and bonuses. At the end of one year Mr. Chase could accumulate up to 265,000 shares of common stock all of which would be restricted. This is a one time benefit to Mr. Chase to incentivize him to join the company.
The severance package contains a sliding payment schedule based on longevity. After three years his severance would be approximately $85,000. Management feels it is appropriate to use stock and other incentives to enable it to compete effectively for quality personnel.



Forward-Looking Statements

The foregoing and subsequent discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future and possible further capitalization of the Company. These forward-looking statements contained herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to such current expectations involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond and control of the Company. Although the Company believes that the assumptions could be inaccurate and therefore there can be no assurance that included in this Form 10-QSB will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation of the Company or any other person that the objectives and plans of the Company will be achieved.




PART II

Item 1.  Legal Proceedings.

Dinet Distributed Networks, Inc. ("Dinet"), a subsidiary of the Company, has been named as a defendant in an action titled Sanact, Inc. vs. Imcom Communications Company Sales, Inc., Dinet Distributed Networks, Inc., a California Corporation, and Does 1 through 20, inclusive. It is filed in the California Superior Court of Alameda County. The action was filed on September 7, 1999.

The complaint in the action alleges the following facts: Plaintiff purchased a Dinet Data Mate Mobile data system to communicate with Roto Rooter trucks. The system was intended to incorporate global satellite positioning to allow Plaintiff to track and monitor the location of its vehicles. Delivery of the system commenced on or about December 1995, but the system did not work properly.

The complaint includes claims against Dinet for breach of contract, for intentional misrepresentation, for negligent misrepresentation, for breach of express warranty, and for punitive damages and attorney's fees, all in an amount unnamed except that they exceed the jurisdictional limit of the Court, which is $25,000.

The action is in an early stage and discovery has just begun. Dinet has filed an answer denying all claims. As of 06/30/00 no significant changes in status have occurred.

Item 2.  Changes in Securities and Use of Proceeds.

None; not applicable.

Item 3.  Defaults Upon Senior Securities.

There has been no material default in the payment of principal, interest, sinking or purchase fund installment, or any other material default not cured within 30 days with respect to any indebtedness of the Company exceeding five percent (5%) of the total assets of the Company.


Item 4.  Submission of Matters to a Vote of Security Holders.

     No matters were submitted to a vote of the Company's security holders during the fiscal quarter covered by this report.

Item 5.  Other information.

     The Company has no other information to report.

Item 6.  Exhibits and Reports on Form 8-K.

(a) 	Exhibits

  Exhibit
  Number                       Description

   2.1*     Agreement dated March 1, 1984, between
            Heartland Oil & Mineral Corporation and
            Gold Genie Worldwide, an Oregon partnership

   2.2*     Buy/Sell Agreement dated March 1, 1984,
            between the Company and Heartland Oil &
            Mineral Corporation

   3.1*     Articles of Incorporation of Gold Genie
            Worldwide, Inc., filed on March 7, 1984.

   3.2* Certificates of Amendment to the Articles of Incorporation of Products, Services, &
            Technology Corporation, filed on June 13, 1988

   3.3* Articles of Domestication of Products, Services and Technology Corporation, filed on June 2,
            1997.

   3.4* Articles of Amendment to the Articles of Incorporation of Products, Services and
            Technology Corporation, filed on June 13, 1997

   3.5*     Bylaws of Products, Services and Technology
            Corporation dated as of June 2, 1997

  10.1*     Settlement Agreement and Release dated December
            17, 1987, between Heartland Diversified
            Industries, Inc., the Company, and certain individuals

  10.2* Agreement, dated April 19, 1988, by and between the Company, Heartland Diversified Industries,
            Inc., Distributed Networks, Inc., and certain shareholders of Distributed Networks, Inc.

  10.3* Buy/Sell Agreement, dated March 27, 1996, by and between the Company and Heartland
            Diversified Industries, Inc.

  10.4* Consulting Agreement dated April 15, 1997, among Products, Services and Technology
            Corporation, David Wood and Henry Hanson

    11 Statement regarding computation of per share earnings

    24      Power of Attorney

    27      Financial Data Schedule

    99* Gold Genie Worldwide, Inc. Offering Prospectus, dated July 24, 1985

  1 Summaries of all exhibits contained in this Registration Statement are modified in their entirety by reference to such exhibits.

  * Incorporated by reference herein to the Company's Form 10-SB, as amended, dated as of February 12, 1998.

(b) 	Forms 8-K filed during the last quarter.  None.

                       SIGNATURES

  In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


August 18, 2000               WIRELESS DATA SOLUTIONS, INC.

                                 /s/ Patrick Makovec

                                 Patrick Makovec
                                 Chairman of the Board








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